Exhibit 99.1

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Rayonier Completes Timberland Purchase

JACKSONVILLE, Florida, November 15, 2006 -- Rayonier (NYSE:RYN) said today it has completed the previously announced purchase of timberland in six states from funds managed by GMO Renewable Resources, LLC. After adjustments, the transaction involved approximately 174,000 acres at a price of $151 million.

"The purchase is part of our strategy to increase both the size and geographic footprint of our REIT and enhances our product mix with the addition of several high-value hardwood species," said Lee Nutter, Chairman, President and CEO. "Also, the acquisition provides significant like-kind-exchange tax benefits, offering us further opportunity to efficiently develop our high-value real estate business."

The timber is located in New York, Texas, Oklahoma, Arkansas, Alabama and Louisiana. With the acquisition, Rayonier becomes the 5th largest private timberland owner in the U.S. with approximately 2.2 million acres.

GMO Renewable Resources, LLC, is an affiliate of Grantham, Mayo, Van Otterloo & Co., LLC, a global investment management firm.

About Rayonier

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. It owns, leases or manages 2.7 million acres of timber and land in the U.S., New Zealand and Australia. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is the world's leading producer of high-value specialty cellulose. Approximately 40 percent of the company's sales are outside the U.S. to customers in more than 50 countries. For further information, visit the company's website at www.rayonier.com.